EXHIBIT 99.1

Rockwell Medical Reports Second Quarter 2013 Results

- Successful Top Line Data from Phase 3 SFP Study Highlight Quarter -

- Conference Call at 4:15pm Eastern Time -

WIXOM, Mich., Aug. 1, 2013 (GLOBE NEWSWIRE) -- Rockwell Medical, Inc. (Nasdaq:RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis, reported financial results for the second quarter of 2013.

Q2 2013 Highlights

  Sales were $13.0 million, a 7.1% increase over Q2 2012.
  Sales increased 5.3% sequentially from Q1 2013.
  CitraPure® product line highlighted increased sales growth.
  Gross profit was equivalent to Q2 2012.
  Multi-year contract with DaVita calls for increased business.
  R&D cost was $10.2 million vs. $10.9 million in Q2 2012; down $2.5 million from Q1 2013.
  Completed $57.7 million combined debt and equity financing.
  Cash and investments of $41 million as of June 30, 2013.

Drug Development Highlights

  SFP Phase 3 CRUISE-1 efficacy trial met primary and key secondary endpoints, achieved statistical significance and delivered excellent safety results.
  CRUISE-2 trial results expected in September.
  PRIME clinical data, demonstrating SFP significantly reduced ESA 35%, was presented at the ERA-EDTA in Istanbul, Turkey.
  FDA-approved Calcitriol (active vitamin D) injection under FDA review for manufacturing approval.

For the quarter, Rockwell reported a loss of ($11.9) million or ($0.38) per share compared to ($11.9) million or ($0.58) per share in the second quarter of 2012. The lower loss per share was due to additional shares outstanding in 2013. Non-cash charges for equity compensation were $1.6 million.

For the six months ending June 30, 2013, Rockwell's loss was ($27.2) million or ($1.04) per share compared to ($22.5) million or ($1.12) per share in the first half of 2012. The lower loss per share was due additional shares outstanding in 2013. Non-cash charges for equity compensation and warrant revaluation expense were $3.9 million.

"During the second quarter and early July we achieved several major clinical milestones," stated Rob Chioini, Founder, Chairman and CEO of Rockwell. "Top line data from our Phase 3 CRUISE-1 study was exceptional. SFP met the primary endpoint and key secondary endpoints, and showed an exceptional safety profile. The Phase 3 data demonstrated that SFP, in place of IV iron, can effectively deliver iron and maintain hemoglobin levels in dialysis patients without increasing their iron stores. Regarding Calcitriol, we anticipate FDA manufacturing approval to begin marketing our Vitamin D injection will occur in the near term. Overall, we are very pleased with our drug development progress during the quarter."

Mr. Chioini further stated, "Our operating business continues to grow. Sales increased a healthy 7.1% for the quarter and our CitraPure® concentrate is fast becoming a dominant product, which we expect will become the new standard of care in dialysate. Our five-year supply agreement with DaVita underscores the strength of our core business, providing innovative, cost-reducing products coupled with superior customer and delivery service."

Conference Call Information

Rockwell Medical will be hosting a conference call to review its second quarter 2013 results on Thursday, August 1, 2013 at 4:15 pm ET. Investors are encouraged to call a few minutes in advance at (877) 383-7438, passcode #24490101 or to listen to the call via webcast at the Rockwell Medical IR web page: http://ir.rockwellmed.com/

About SFP

SFP is a unique iron compound that is delivered to the hemodialysis patient via dialysate, replacing the 5-7 mg of iron that is lost during a dialysis treatment. SFP is introduced into the sodium bicarbonate concentrate on-site at the dialysis clinic and subsequently mixed into dialysate. Once in the dialysate, SFP crosses the dialyzer membrane and enters the blood where it immediately binds to apo-transferrin and is taken to the bone marrow, similar to how dietary iron is processed in the human body. In completed clinical trials to date, SFP has demonstrated that it can safely and effectively deliver sufficient iron to the bone marrow, maintain hemoglobin and not increase iron stores (ferritin), while significantly reducing ESA dose.

About Rockwell Medical

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell's lead drug candidate in late-stage clinical development is for the treatment of iron replacement in dialysis patients and is called Soluble Ferric Pyrophosphate (SFP).  SFP delivers iron to the bone marrow of dialysis patients in a non-invasive, physiologic manner during their regular dialysis treatment, using dialysate as the delivery mechanism. In completed clinical trials to date, SFP has demonstrated that it can safely and effectively deliver sufficient iron to the bone marrow, maintain hemoglobin and not increase iron stores (ferritin), while significantly reducing ESA dose. SFP has completed the efficacy trials of its Phase 3 clinical study program (CRUISE-1 and CRUISE-2). SFP is expected to address an estimated $600M U.S. market.

Rockwell is preparing to launch its FDA approved generic drug Calcitriol, to treat secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy. Rockwell intends to launch Calcitriol once it receives FDA manufacturing approval, addressing an estimated $350M U.S. market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell's products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream.  Rockwell has three manufacturing/distribution facilities located in the U.S. and its operating infrastructure is a ready-made sales and distribution channel that is able to provide seamless integration into the commercial market for its drug products, Calcitriol and SFP upon FDA market approval.

Rockwell's exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience.  Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information. For a demonstration of SFP's unique mechanism of action in delivering iron via dialysate, please view the animation video at http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html.

The Rockwell Medical Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6773

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell's intention to launch Calcitriol and SFP following FDA approval. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
For the three and six months ended June 30, 2013 and June 30, 2012
(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Sales	$ 12,984,164	$ 12,124,790	$ 25,320,538	$ 24,153,207
Cost of Sales	11,299,099	10,405,991	22,354,493	20,807,932
Gross Profit	1,685,065	1,718,799	2,966,045	3,345,275
Selling, General and Administrative	3,237,974	2,824,379	7,154,757	5,723,063
Research and Product Development	10,222,721	10,876,396	22,977,239	20,281,943
Operating Income (Loss)	(11,775,630)	(11,981,976)	(27,165,951)	(22,659,731)
Interest and Investment Income, net	4,566	77,091	15,238	188,188
Interest Expense	92,155	456	92,230	709
Income (Loss) Before Income Taxes	(11,863,219)	(11,905,341)	(27,242,943)	(22,472,252)
Income Tax Expense	--	--	--	--
Net Income (Loss)	$(11,863,219)	$(11,905,341)	$ (27,242,943)	$ (22,472,252)

Basic Earnings (Loss) per Share	($ .38)	($ .58)	($ 1.04)	($ 1.12)

Diluted Earnings (Loss) per Share	($ .38)	($ .58)	($ 1.04)	($ 1.12)

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
As of June 30, 2013 and December 31, 2012

ASSETS	June 30, 2013 (Unaudited)	December 31, 2012
Cash and Cash Equivalents	$ 40,952,067	$ 4,711,730
Accounts Receivable, net of a reserve of $32,500 in 2013 and $26,000 in 2012	4,576,492	4,431,932
Inventory	2,916,599	2,649,639
Other Current Assets	814,765	1,356,131
Total Current Assets	49,259,923	13,149,432

Property and Equipment, net	1,740,379	1,858,442
Intangible Assets	583,229	666,744
Goodwill	920,745	920,745
Other Non-current Assets	1,523,502	429,723
Total Assets	$ 54,027,778	$ 17,025,086

LIABILITIES AND SHAREHOLDERS' EQUITY
Capitalized Lease Obligations	$ 592	$ 2,280
Accounts Payable	8,303,965	14,833,565
Accrued Liabilities	8,455,508	12,015,978
Customer Deposits	29,007	135,133
Total Current Liabilities	16,789,072	26,986,956

Long Term Debt	20,000,000	--

Shareholders' Equity:
Common Shares, no par value, 39,916,961 and 21,494,696 shares issued and outstanding	146,702,432	92,866,458
Common Share Purchase Warrants, 2,071,407 and 2,233,240 warrants issued and outstanding	7,786,474	7,178,929
Accumulated Deficit	(137,250,200)	(110,007,257)
Accumulated Other Comprehensive Loss	--	--
Total Shareholders' Equity (Deficit)	17,238,706	(9,961,870)

Total Liabilities And Shareholders' Equity	$ 54,027,778	$ 17,025,086

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2013 and June 30, 2012
(Unaudited)

	2013	2012

Cash Flows From Operating Activities:
Net (Loss)	$ (27,242,943)	$ (22,472,252)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	502,178	555,182
Share Based Compensation – Non-employee	1,200,785	614,762
Share Based Compensation- Employees	2,779,121	2,393,609
Loss (Gain) on Disposal of Assets	5,516	25,340

Changes in Assets and Liabilities:
(Increase) in Accounts Receivable	(144,560)	(133,189)
(Increase) in Inventory	(266,960)	(257,962)
Decrease in Other Assets	528,866	759,966
Increase (Decrease) in Accounts Payable	(6,529,600)	1,046,470
Increase (Decrease) in Other Liabilities	(3,666,596)	2,682,643
Changes in Assets and Liabilities	(10,078,850)	4,097,928
Cash Provided By (Used In) Operating Activities	(32,834,193)	(14,785,431)

Cash Flows From Investing Activities:
Purchase of Equipment	(313,014)	(242,495)
Proceeds on Sale of Assets	6,898	1,578
(Purchase) of Investments Available for Sale	--	(2,000,000)

Cash (Used In) Investing Activities	(306,116)	(2,240,917)

Cash Flows From Financing Activities:
Proceeds from the Issuance of Common Shares and Purchase Warrants	50,463,613	17,785,640
Proceeds from the Issuance of Notes Payable	20,000,000	--
Debt Issuance Costs	(1,081,279)	--
Payments on Capital Lease Obligations	(1,688)	(4,626)
Cash Provided By Financing Activities	69,380,646	17,781,014

Increase (Decrease) In Cash	36,240,337	754,666
Cash At Beginning Of Period	4,711,730	5,715,246
Cash At End Of Period	$ 40,952,067	$ 6,469,912
CONTACT: Michael Rice, Investor Relations; 646-597-6979

         David Connolly, Media Contact; 617-374-8800